SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

SPARTAN STORES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
(616) 878-2000

July 8, 2002

Dear Shareholder:

                    We cordially invite you to attend the 2002 Annual Meeting of Shareholders of Spartan Stores, Inc., to be held on Wednesday, August 7, 2002, at the Holiday Inn Crowne Plaza Grand Rapids, 5700 28th Street, S.E., Grand Rapids, Michigan 49546, beginning at 10:00 a.m., local time. Your board of directors looks forward to greeting those shareholders who are able to attend the meeting.

                    At the meeting, you will vote on the election of three directors. We will also present a report on our business activities.

                    We have enclosed a notice of the meeting and our proxy statement, which includes information about each of the nominees for the board of directors. Also enclosed is our annual report to shareholders for the year ended March 30, 2002. We began mailing these documents to our shareholders on and after July 8, 2002. We encourage you to read these documents carefully.

                    It is important for your shares to be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting. If you plan to attend, please mark the appropriate box on the proxy card to help us plan for the meeting.

                    Thank you.

Sincerely, James B. Meyer Chairman of the Board, President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

SPARTAN STORES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

                    The 2002 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at the Holiday Inn Crowne Plaza Grand Rapids, 5700 28th Street, S.E., Grand Rapids, Michigan 49546, on Wednesday, August 7, 2002, at 10:00 a.m., local time. At the meeting, we will consider and vote on:

1.	election of three directors to terms of three years each; and

2.	any other business that may properly come before the meeting.

                    You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on June 14, 2002.

                    A copy of Spartan Stores' annual report to shareholders for the year ended March 30, 2002 is enclosed with this notice. We began mailing these documents to our shareholders on and after July 8, 2002.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. DeYonker
Secretary
July 8, 2002

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

SPARTAN STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 7, 2002

PROXY STATEMENT
Dated July 8, 2002

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our" and "Spartan Stores" refer to Spartan Stores, Inc., and "you" and "your" refer to shareholders of Spartan Stores.

Time and Place of the Annual Meeting

          You are cordially invited to attend the 2002 annual meeting of shareholders of Spartan Stores. The annual meeting will be held on Wednesday, August 7, 2002, at the Holiday Inn Crowne Plaza Grand Rapids, 5700 28th Street, S.E. Grand Rapids, Michigan 49546, at 10:00 a.m., local time.

Solicitation of Proxies

          Your board of directors is furnishing this proxy statement and the enclosed proxy card to you to solicit proxies to be voted on your behalf at the annual meeting and any adjournment of the meeting.

Mailing Date

          We began mailing this proxy statement to our shareholders on and after July 8, 2002.

Purposes of the Annual Meeting

          The purposes of the annual meeting are to consider and vote on:

•	election of three directors for three-year terms expiring in 2005; and

•	any other business that may properly come before the meeting.

          Your board of directors recommends that you vote FOR each nominee named in this proxy statement.

          We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters for you in accordance with their judgment.

Record Date and Shares Outstanding

          You may vote at the annual meeting if you were a shareholder of record of Spartan Stores common stock on June 14, 2002. Each shareholder is entitled to one vote per share of Spartan Stores common stock on each matter presented for a shareholder vote at the meeting. As of June 14, 2002, there were 19,810,026 shares of Spartan Stores common stock outstanding.

How to Vote Your Shares

          If you properly sign and return the proxy card in the form we have provided, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting.

          If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of all nominees named in this proxy statement and, with respect to any other matter that may come before the meeting, in the discretion of the individuals named as proxies on the proxy card.

How to Revoke Your Proxy

          If you are a shareholder of record of Spartan Stores, you may revoke your proxy at any time before it is voted at the meeting by doing any of three things:

•	by delivering written notice of revocation to Spartan Stores' Corporate Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke; or

•	by attending the meeting and voting in person.

          Your last vote that we receive before or at the annual meeting is the vote that will be counted. Please note that merely attending the meeting will not by itself revoke your proxy.

"Street Name" Holders

          If you are not a shareholder of record of Spartan Stores, but instead hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares in the manner you direct if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent. If you are a street name holder and want to change your vote, please contact your broker.

Quorum

          To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Stores common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. For street name holders, we believe that your broker will have discretionary authority to vote your shares if you do not provide your broker with timely voting instructions.

Adjournment

          The shareholders present at the meeting, in person or by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If a quorum is not present at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

          Election of Directors. A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee.

          Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares present or represented by proxy at the meeting and entitled to vote on the proposal are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted in person or by proxy would not be included in the vote count to determine if a majority of shares voted in favor of each such proposal.

Election of Directors

          The board of directors proposes that the following three individuals be elected as directors of Spartan Stores for three-year terms expiring at the 2005 annual meeting of shareholders:

Elizabeth A. Nickels
Kenneth T. Stevens
James F. Wright

          Biographical information concerning the nominees appears below under the heading "The Board of Directors." Ms. Nickels and Mr. Stevens are currently directors of Spartan Stores. Their current terms will expire at the annual meeting.

          The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. However, if any nominee becomes unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than three nominees.

          Your board of directors recommends that you vote FOR election of all nominees as directors.

The Board of Directors

General

          The board of directors currently consists of nine directors. Assuming that all three nominees are elected, there will be nine directors immediately following the annual meeting. The board of directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year.

          Biographical information concerning the directors and the nominees for election to the board of directors is presented below. Except as indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Election as Directors With Terms Expiring in 2005

          Elizabeth A. Nickels (age 40). Ms. Nickels has been a director since August 2000. Since February 2000, she has served as the Executive Vice President and Chief Financial Officer of Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on The Nasdaq Stock Market. From 1993 to February 2000, she was the Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on The Nasdaq Stock Market.

          Kenneth T. Stevens (age 50). Mr. Stevens has been a director since January 2002, when our board of directors appointed him to that position. Since February 2002, he has served as the Chief Operating Officer of Bath & Body Works, a division of The Limited, Inc. From December 2000 to November 2001 he served as President and Chief Operating Officer of inChord Communications Inc., a group of communication companies that provide customized marketing solutions. From April 1996 to November 2000, he served as Chairman and Chief Executive Officer of Bank One Retail Group.

          James F. Wright (age 52). Since November 2000, Mr. Wright has served as the President and Chief Operating Officer of Tractor Supply Company, a farm equipment retailer whose stock is listed on The Nasdaq Stock Market. He is currently a director of Tractor Supply Company as well. From 1997 to 2000, he served as President and Chief Executive Officer of Tire Kingdom, a chain of retail tire stores headquartered in West Palm Beach, Florida.

Directors With Terms Expiring in 2004

          Alex J. DeYonker (age 52). Mr. DeYonker has been a director since 1999 and has served as our Secretary since 2000 and as our General Counsel since 1995. He served as our Assistant Secretary from 1995 to 2000. Mr. DeYonker is the managing partner of Warner Norcross & Judd LLP, a Michigan law firm.

          Gregory P. Josefowicz (age 49). Mr. Josefowicz has been a director sine July 2001. He has served as the President and Chief Executive Officer and as a director of Borders Group, Inc., a retail bookstore company whose stock is traded on the New York Stock Exchange, since November 1999, and was named Borders Group's Chairman of the Board in February 2002. For more than five years prior to joining Borders Group, he served in a variety of executive positions, most recently as President, with Jewel-Osco, a food and drug retailer that is currently a division of Albertson's, Inc. Mr. Josefowicz also serves as a director of Ryerson Tull, Inc., a distributor and processor of metals whose stock is traded on the New York Stock Exchange.

          Joel A. Levine (age 63). Mr. Levine has been a director since August 2000. Since 1992, he has been Of Counsel to Spengler Nathanson P.L.L., a law firm in Toledo, Ohio. Before August 2000, he served as a director of Seaway Food Town, Inc.

Directors With Terms Expiring in 2003

          Elson S. Floyd, Ph.D. (age 46). Dr. Floyd has been a director since August 2000. Since August 1998, he has been the President of Western Michigan University, a liberal arts university located in Kalamazoo, Michigan, where he also serves as a Professor of Education. From August 1995 to August 1998, he was the Executive Vice Chancellor and a Clinical Professor of Education at the University of North Carolina at Chapel Hill, a liberal arts university.

          Richard B. Iott (age 50). Mr. Iott has been a director since August 2000. From January 1996 to August 2000, he served as the President and Chief Executive Officer of Seaway Food Town, Inc., a publicly traded retail grocery store chain that Spartan Stores acquired in August 2000. From 1971 to August 2000, he served in a variety of positions with Seaway Food Town.

          James B. Meyer (age 56). Mr. Meyer has been our Chief Executive Officer since July 1997 and our President and a director since August 1996. He has been our Chairman of the Board since August 2000. Mr. Meyer has served in many different positions with Spartan Stores over the years. He was our Chief Operating Officer from August 1996 to July 1997, our Treasurer from 1994 to 2000, our Chief Financial Officer and Assistant Secretary from October 1990 to August 1996, and our Senior Vice President from 1981 to 1996.

Director Whose Term Will End in 2002

          Russell H. VanGilder, Jr. (age 68). Mr. VanGilder has been a director since 1970. He served as our Chairman of the Board from 1998 to August 2000. From 1992 to 1998 he was our Vice Chairman of the Board. Mr. VanGilder is the Chairman of the Board of V.G.'s Food Center, Inc., a retail grocery chain. Mr. VanGilder has determined to step down as a director effective at the close of Spartan Stores' 2002 annual meeting of shareholders.

Board and Committee Meetings

          Spartan Stores' board of directors held six meetings during the fiscal year ended March 30, 2002, which we refer to as "fiscal 2002." In fiscal 2002, each director attended at least 75% of the total of all meetings of the board of directors and the committees on which he or she served (during the periods that he or she served).

Board Committees

          Spartan Stores' board has four standing committees:

•	the executive committee;

•	the audit committee;

•	the compensation committee; and

•	the nominating committee.

          Executive Committee. The executive committee has the full power and authority of the board to manage the business affairs and property of Spartan Stores between meetings of the full board. The executive committee can also declare distributions and dividends and authorize the issuance of stock, as permitted by our bylaws and by applicable laws. In addition, the executive committee recommends to the board a successor to the Chief Executive Officer when a vacancy occurs.

          Messrs. Meyer and VanGilder, Ms. Nickels and Dr. Floyd currently serve on the executive committee. Mr. Meyer is the chairperson of the executive committee. The executive committee did not meet during fiscal 2002.

          Audit Committee. The audit committee:

•	recommends to the board the employment of independent accountants;

•	consults with the internal auditor, if any, and independent accountants regarding the adequacy of internal financial controls;

•	reviews the compensation, terms of engagement and independence of the independent accountants;

•	reviews the results of audits by the independent accountants;

•	reviews the appointment and replacement of the internal auditor; and

•	reviews the annual financial statements and any disputes between management and the independent accountants.

          Ms. Nickels, Dr. Floyd and Messrs. VanGilder and Levine currently serve on the audit committee. Ms. Nickels is the chairperson of the audit committee. The audit committee met four times during fiscal 2002.

          The board of directors adopted a written charter for the audit committee, a copy of which was attached as Appendix A to last year's proxy statement.

          We believe that all of the members of the audit committee, except Mr. VanGilder, are "independent," as that term is defined in Rule 4200(a)(14) of the Marketplace Rules of the Nasdaq Stock Market. Mr. VanGilder would not be considered "independent" within the meaning of that rule because he is the Chairman of the Board of V.G.'s Food Center, Inc., a retail grocery chain. During each of the past three fiscal years, V.G.'s has purchased grocery products and services from Spartan Stores in excess of the amounts specified in Nasdaq Rule 4200(a)(14). However, the board of directors believes that Mr. VanGilder's wide range of experience in the supermarket and grocery distribution business, his experience in financial matters and his experience as Spartan Stores' Chairman and Vice Chairman of the Board before the August 2000 merger with Seaway Food Town, Inc. make him a valuable member of the audit committee. Accordingly, the board determined, in accordance with Nasdaq Rules 4350(c) and 4350(d)(2)(B), that Mr. VanGilder's membership on the audit committee was in the best interests of Spartan Stores and its shareholders. As noted above, however, Mr. VanGilder has determined not to be considered as a nominee for re-election and will be stepping down as a director of Spartan Stores effective at the close of the 2002 annual meeting of shareholders.

          Compensation Committee. The compensation committee:

•	administers our stock option, bonus and purchase plans;

•	in conjunction with the executive committee, recommends to the board of directors the compensation of the Chief Executive Officer;

•	with input from the Chief Executive Officer, approves the annual incentives, stock options and other benefits of other corporate officers;

•	authorizes the issuance of stock pursuant to our stock plans; and

•	reviews policies regarding the operation of our executive compensation programs.

          Dr. Floyd and Messrs. Levine, Josefowicz and Stevens currently serve on the compensation committee. Dr. Floyd is the chairperson of the compensation committee. The compensation committee met five times during fiscal 2002.

          Nominating Committee. The nominating committee:

•	identifies potential nominees for election as directors, reviews their qualifications and recommends to the board qualified candidates;

•	recommends to the board of directors the individuals to be selected for membership on the various board committees; and

•	establishes standards for membership on the board and any committee of the board.

          Messrs. VanGilder, DeYonker and Iott currently serve on the nominating committee. Mr. VanGilder is the chairperson of the nominating committee. The nominating committee met one time during fiscal 2002.

          Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of Spartan Stores setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Spartan Stores stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission ("SEC") in a proxy statement soliciting proxies for the election of those nominees.

          To be timely, a shareholder's notice must be delivered to or mailed and received at Spartan Stores' principal executive offices (1) at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders or (2) not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

Compensation of Directors

          Each director receives a base compensation of $20,000 per year and $1,000 for attendance at each meeting of the board or a committee of the board. Directors also are reimbursed for travel and lodging expenses for meetings attended and are eligible to participate in the Spartan Stores, Inc. Directors' Stock Purchase Plan. That plan provides that directors may elect to receive at least 25% and up to 100% of their director's fees (as defined in the plan) in the form of Spartan Stores common stock. See "Compensation Committee Interlocks and Insider Participation" on page 17 for a description of Mr. Iott's former consulting agreement with Spartan Stores.

Ownership of Spartan Stores Stock

Five Percent Shareholders

          To our knowledge, no entity or any "group" (as that term is used in of Section 13 of the Securities Exchange Act) was the beneficial owner of 5% or more of Spartan Stores' outstanding shares of common stock as of June 14, 2002.

Security Ownership of Management

          The following table sets forth the number of shares of Spartan Stores common stock that each of our directors and nominees for director, each of our named executive officers (as that term is defined in the Summary Compensation Table on page 10) and all directors, nominees for director and executive officers of Spartan Stores as a group are deemed to have beneficially owned as of June 14, 2002:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

James B. Meyer	93,068	58,345	151,413	*
Russell H. VanGilder, Jr.	0	677,900	677,900	3.4
Alex J. DeYonker	2,000	0	2,000	*
Elson S. Floyd, Ph.D.	3,909	0	3,909	*
Richard B. Iott	394,031	156,776	550,807	2.8
Joel A. Levine	2,443	0	2,443	*
Elizabeth A. Nickels	4,213	0	4,213	*
Gregory P. Josefowicz	0	2,572	2,572	*
Kenneth T. Stevens	786	0	786	*
James F. Wright	0	0	0	*
David M. Staples	32,527	0	32,527	*
John M. Sommavilla	43,196	0	43,196	*
David deS. Couch	21,927	18,123	40,050	*
Mark C. Eriks	11,138	0	11,138	*
Joel B. Barton	2,363	0	2,363	*
All directors, nominees and executive officers as a group (21 persons)	670,024	913,716	1,583,740	7.9
___________________________
*Less than 1%.	(footnotes appear on the following page)

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person. In the case of Mr. Barton, who resigned in February 2002, the information is the most recent information available to Spartan Stores.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after June 14, 2002, and that were awarded under Spartan Stores' stock-based compensation plans. Each listed person having shares subject to such stock options, along with the number of shares subject to such options, is shown in the chart below:

James B. Meyer	93,068
David M. Staples	30,501
John M. Sommavilla	30,501
David deS. Couch	19,927
Mark C. Eriks	10,416
All directors, nominees and executive officers as a group	228,161

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)

The percentages set forth in this column were calculated on the basis of 19,810,026 shares of common stock outstanding as of June 14, 2002, plus shares of common stock subject to options held by the listed person and that are currently exercisable or that will be exercisable within 60 days after June 14, 2002. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person is set forth in footnote (2) above.

Spartan Stores' Officers

          The following sets forth biographical information concerning Spartan Stores' officers who are not also directors of Spartan Stores:

          David deS. Couch (age 51). Vice President Information Technology since 1996. From 1991 to 1996 Mr. Couch was our Director of Information Technology. Previously, Mr. Couch held positions in product marketing, data center management and communication network management for Hewlett Packard and General Foods Corporation.

          Mark C. Eriks (age 45). Vice President Human Resources since January 2001. From June 1999 to January 2001, he was a member of Miller, Johnson, Snell & Cummiskey, P.L.C., a law firm in Grand Rapids, Michigan. From March 1989 to May 1999, he was employed by Waste Management, Inc., a waste disposal company, where he held the position of Vice President of Human Resources.

          Gary L. James (age 49). Vice President Retail Operations since December 2000. From August 2000 to December 2000, Mr. James served as our Divisional Vice President of Operations for Food Town. From August 1994 to August 2000, Mr. James served as General Manager of H.E. Butt Grocery's Central Market in Austin, Texas, a supermarket chain. Before that, he served as Vice President of Operations with Fresh Fields Markets, Inc., a supermarket chain.

          Sally J. Lake (age 37). Vice President Marketing since December 2000. Ms. Lake joined Spartan Stores in 1985 in the merchandising group and has held several management positions with our company. Before she became Vice President Marketing, Ms. Lake was the Divisional Vice President of Sales and Marketing for our retail division.

          Kevin N. Rose (age 44). Vice President Perishables Merchandising since January 2002. From April 2001 to January 2002, Mr. Rose served as our Vice President Merchandising. From September 1993 to April 2001, Mr. Rose served as the Director of the Deli/Bakery and the DSD/Dairy/Frozen departments of Meijer, Inc., a retail and supermarket chain.

          Robert Smith (age 56). Vice President Non-Perishables Marketing since January 2002. Mr. Smith joined Spartan Stores in September 2001 as a Vice President. From September 2000 to March 2001, Mr. Smith served as Vice President and Chief Operating Officer with The Grand Union Company in Wayne, New Jersey. From 1961 to 1997 he worked for Vons and Pavilions in southern California in various management roles.

          John M. Sommavilla (age 43). Executive Vice President Supply Chain and Convenience Stores since November 2000. Mr. Sommavilla is responsible for company-wide replenishment buying, supply chain and convenience-store distribution initiatives. Mr. Sommavilla began his career at Spartan Stores in 1985 in our grocery distribution center operations. Since then, he has worked in our distribution and procurement divisions holding management positions in purchasing and inbound operations. Prior to being named Executive Vice President Supply Chain and Convenience Store Division, Mr. Sommavilla held the position of Vice President of Purchasing.

          David M. Staples (age 39). Executive Vice President and Chief Financial Officer since November 2000. Mr. Staples oversees information technology, real estate and finance. He came to Spartan Stores after four years at Kmart Corporation overseeing all corporate accounting and reporting functions, as well as working on various special projects in systems implementation, process improvement and divestitures. Mr. Staples' most recent position with Kmart was as Divisional Vice President for Strategic Planning and Reporting, where he was responsible for planning and analysis, budgeting, reporting and corporate accounting.

          Thomas A. Van Hall (age 46). Vice President Finance since March 2001. Prior to joining Spartan Stores, Mr. Van Hall served as Vice President-Planning and Analysis of the U.S. Foods Division of Sara Lee Corporation from May 2000 to May 2001. From December 1997 to May 2000, he served as the Vice President-Supply Chain and from 1991 to 1997 he served as Vice President-Finance of the Bil Mar Foods Division of Sara Lee Corporation.

          Ronald C. Winters (age 54). Vice President Logistics since July 2001. Prior to joining Spartan Stores, Mr. Winters served as Senior Vice President of Operations for a division of Marriott Distribution Services from 1998 to 2001. In this capacity, he was responsible for seven of Marriott's thirteen distribution centers. From 1989 to 1998 he served as President of Perlman-Rocque (a division of Havi Group, LP), a provider of logistics and supply management services for McDonald's Corporation.

Executive Compensation

Compensation Summary

          The following table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended March 30, 2002 by the Chief Executive Officer and each of Spartan Stores' four most highly compensated executive officers who served in positions other than the Chief Executive Officer at the end of the last completed fiscal year, along with one individual, Joel B. Barton, who is no longer employed by Spartan Stores (together with the CEO, the "named executive officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Awards
Name and Principal Position	Year(1)	Salary	Bonus(2)	Securities Underlying Options	All Other Compensation(3)

James B. Meyer Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$600,088 558,555 451,570	$0 223,653 222,073	100,000 105,344 5,344	$ 12,557 12,075 12,164

David M. Staples(4) Executive Vice President and Chief Financial Officer	2002 2001 2000	288,760 260,183 51,924	0 86,032 58,000	50,000 51,336 0	3,836 52,061 3,464

John M. Sommavilla Executive Vice President Supply Chain and Convenience Stores	2002 2001 2000	244,400 197,125 124,085	0 78,524 60,174	50,000 51,336 0	10,974 8,357 4,697

David deS. Couch Vice President Information Technology	2002 2001 2000	205,460 201,220 183,365	0 60,989 67,892	25,000 26,336 1,336	12,232 9,741 9,655

Mark C. Eriks(5) Vice President Human Resources	2002 2001	189,286 31,154	0 8,813	25,000 12,500	7,789 779

Joel B. Barton(4) Former Executive Vice President Sales and Marketing	2002 2001 2000	255,310 253,223 51,924	0 91,901 45,000	50,000 51,336 0	295,589 24,652 0
_________________________

(1)

Spartan Stores' fiscal year ends on the last Saturday of March. Accordingly, "2002" refers to the fiscal year that ended on March 30, 2002, "2001" refers to the fiscal year that ended on March 31, 2001 and "2000" refers to the fiscal year that ended on March 25, 2000. Fiscal 2002 and fiscal 2000 were 52-week years. Fiscal 2001 was a 53-week year.

(2)

The amounts listed in this column include bonus amounts elected under the 1991 Stock Bonus Plan, plus an amount equal to 30 percent of such bonus amounts, to be received in common stock. The amounts listed in this column also include cash bonuses accrued in fiscal 2000 and fiscal 2001 for payment in the following year pursuant to Spartan Stores' Annual Incentive Plan.

(3)

The compensation listed in this column for fiscal 2002 consists of: (a) amounts paid by Spartan Stores for split dollar and term life insurance, (b) Spartan Stores' matching contributions under its Savings Plus Plan and (c) amounts paid by Spartan Stores as severance payments. The amounts included for each such factor for fiscal 2002 are:

	(a)	(b)	(c)

Mr. Meyer	$1,575	$10,982	$0
Mr. Staples	0	3,836	0
Mr. Sommavilla	702	10,272	0
Mr. Couch	2,705	9,527	0
Mr. Eriks	0	7,789	0
Mr. Barton	0	5,689	289,900

(4)

Mr. Staples and Mr. Barton joined Spartan Stores in January 2000. Accordingly, amounts listed as their salaries for fiscal 2000 represent only approximately three months of compensation. The amounts listed as their bonuses for fiscal 2000 represent hiring bonuses. Mr. Barton resigned from Spartan Stores in February 2002. The options granted to Mr. Barton expired three months after his resignation.

(5)	Mr. Eriks joined Spartan Stores in January 2001. Accordingly, the amount listed as his salary for fiscal 2001 represents only approximately three months of compensation.

Stock Options

          Under Spartan Stores' stock option plans, options to purchase common stock may be granted to officers, employees and directors, although no options have been granted to non-employee directors to date. The following tables set forth information concerning stock options granted under our stock option plans during fiscal 2002 to the named executive officers and the unexercised options held by them as of the end of fiscal 2002.

OPTION GRANTS IN LAST FISCAL YEAR (1)

Individual Grants
	Number of Securities Underlying	Percent of Total Options Granted to Employees	Exercise	Expira-	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Options Granted	in Fiscal Year	Price Per Share	tion Date(2)	5%	10%

James B. Meyer	65,710	10.3	$10.25	5/8/11	$423,567	$1,073,373
	34,290	5.4	16.57	7/10/11	357,302	905,530

David M. Staples	32,854	5.2	10.25	5/8/11	211,777	536,670
	17,146	2.7	16.57	7/10/11	178,661	452,792

John M. Sommavilla	32,854	5.2	10.25	5/8/11	211,777	536,670
	17,146	2.7	16.57	7/10/11	178,661	452,792

David deS. Couch	16,428	2.6	10.25	5/8/11	105,895	268,351
	8,572	1.3	16.57	7/10/11	89,320	226,369

Mark C. Eriks	16,428	2.6	10.25	5/8/11	105,895	268,351
	8,572	1.3	16.57	7/10/11	89,320	226,369

Joel B. Barton(2)	32,854	5.2	10.25	N/A	N/A	N/A
	17,146	2.7	16.57	N/A	N/A	N/A

(1)

The exercise price per share equals the average of the high and low sales price of Spartan Stores common stock on Nasdaq on the most recent trading day before the option grant. These options are exercisable in four equal yearly increments. In other words, one-fourth of such an option becomes exercisable on the first anniversary of the grant date, the second one-fourth becomes exercisable on the second anniversary of the grant date, the third one-fourth becomes exercisable in the third anniversary of the grant date and the final one-fourth becomes exercisable on the fourth anniversary of the grant date. All options were granted for a term of 10 years. Options terminate, subject to limited exercise provisions, in the event of death, retirement or other termination of employment. The exercise price of the options may be paid in cash, by delivering shares of common stock that are already owned by the option holder or by any combination thereof.

(2)	Mr. Barton resigned from Spartan Stores in February 2002. The options granted to him expired three months after his resignation.

FISCAL YEAR-END OPTION VALUES
	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

James B. Meyer	68,069	166,667	$10,015	$5,333
David M. Staples	18,002	83,334	1,333	2,667
John M. Sommavilla	18,002	83,334	1,333	2,667
David deS. Couch	13,677	41,667	667	1,333
Mark C. Eriks	4,166	33,334	0	0
Joel B. Barton(2)	18,002	33,334	1,333	2,667

_______________________________

(1)

Represents the difference between the exercise price of the options and the market value of Spartan Stores common stock at fiscal year-end, multiplied by the number of shares. Based on the closing price of Spartan Stores common stock on Nasdaq on March 28, 2002, the market value of Spartan Stores common stock at fiscal year-end was $7.52 per share. Some of the options reflected in the second and third columns of this table have higher exercise prices than $7.52 per share and thus are not considered "in-the-money" for purposes of this chart. None of the persons listed above exercised any options during fiscal 2002.

(2)	See Footnote (2) to the preceding table.

Long-Term Incentive Awards

          Spartan Stores' Long-Term Incentive Plan permits Spartan Stores to award shares of common stock to plan participants if certain corporate performance goals are achieved over a performance period. A "performance period" is a three-year period beginning on the first day of each of Spartan Stores' fiscal years during the term of the plan. A performance period starts at the beginning of each fiscal year.

          Spartan Stores terminated the Long-Term Incentive Plan with respect to the three-year performance period beginning with fiscal 2002 and ending with fiscal 2004, as well as all subsequent performance periods. However, participants in the Long-Term Incentive Plan are still eligible to receive compensation based on prior performance periods. As discussed in the "Compensation Committee Report on Executive Compensation" Spartan Stores will replace the Long-Term Incentive Plan with an "economic margin" approach.

Employment Agreements and Change in Control Arrangements

          Spartan Stores' officers are appointed annually by and serve at the pleasure of the board or the Chief Executive Officer. As of August 14, 1996, Mr. Meyer, our President, CEO and Chairman, entered into an employment agreement with Spartan Stores. On November 15, 2001, Mr. Meyer and Spartan Stores entered into a revised employment agreement.

          Under the revised employment agreement, Mr. Meyer's annual base salary is to be and has been revised upon mutual agreement of Spartan Stores and Mr. Meyer on a year-to-year basis. Under the employment agreement, Spartan Stores provides Mr. Meyer with an automobile allowance and other fringe benefits.

          The employment agreement provides that Mr. Meyer's employment may be terminated upon mutual agreement, upon Mr. Meyer's death or disability, by either party at its option upon 90 days' written notice to the other, for cause (as defined in the employment agreement) or upon certain other events. Upon termination by Spartan Stores for any reason other than for cause or Mr. Meyer's death or disability, or upon termination by Mr. Meyer for good reason, as defined in the employment agreement, Mr. Meyer will receive life, health, accident and dental insurance benefits and an amount equal to his current salary for one year after the date of severance, and will also receive an additional payment equal to the difference between the benefit he is entitled to receive under the Spartan Stores Supplemental Executive Retirement Plan (the "SERP") and the SERP benefit he would have been eligible to receive had his employment continued for an additional twelve months. In addition, all options held by Mr. Meyer to acquire common stock will immediately vest and become exercisable for 90 days after the date of severance, all risks of forfeiture applicable to any restricted stock granted to Mr. Meyer will lapse and no longer apply and Spartan Stores will continue his auto allowance for one year. To be eligible for severance pay under the employment agreement, Mr. Meyer must meet certain conditions, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Each of Spartan Stores' executive officers (other than Mr. Meyer) has entered into an employment agreement with Spartan Stores providing that if the officer's employment is terminated by Spartan Stores other than due to disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), Spartan Stores will continue the officer's salary for one year, provide one year of company-paid COBRA healthcare continuation coverage and provide up to $10,000 of outplacement assistance. To be eligible for these severance payments, the officer must meet certain conditions, including a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Each of Spartan Stores' executive officers has also entered into an executive severance agreement with Spartan Stores. Under these agreements, if the officer's employment with Spartan Stores terminates during a defined period (36 months for Mr. Meyer and 24 months for all other officers) after a change in control (as described below) of Spartan Stores, then the officer will receive payment of (1) the officer's unpaid base salary through the date of termination; (2) any earned or payable benefit awards and bonus payments pursuant to any plans; (3) the officer's target bonus under Spartan Stores' Annual Incentive Plan pro rated for the time the officer was employed in the fiscal year of termination; (4) a bonus under Spartan Stores' Long-Term Incentive Plan payable upon termination of the officer's employment without cause; (5) the amount of salary and estimated bonus that would have been payable to the officer had his or her employment continued for an additional period equal to 36 months for Mr. Meyer, 24 months for Executive Vice-Presidents or 18 months for Vice

Presidents; (6) continuation for the same period of the officer's health, dental, prescription drug and life insurance coverage and financial and tax planning benefits, (7) continuation of the automobile allowance for the same period; and (8) certain outplacement services.

          Each officer other than Mr. Meyer will also receive the additional amount he or she would have been eligible to receive under the SERP had he or she been fully vested under those plans and had his or her employment continued for an additional 24 months (for Executive Vice Presidents) or 18 months (for Vice Presidents). With certain exceptions, these payments will not be made if the officer's employment is terminated by Spartan Stores for cause, by the officer other than with notice and for good reason or as a result of the officer's death, disability or retirement (a "nonqualifying termination").

          The SERP establishes a target amount for payment to Mr. Meyer depending upon the date of his termination. Under Mr. Meyer's executive severance agreement, if Mr. Meyer's employment terminates at any time and for any reason after a change in control, Mr. Meyer will receive the target amount under the SERP to the extent it is not otherwise paid under the Pension Plan and the SERP on the date of termination (assuming the election of lump sum payment options under those plans). If Mr. Meyer's employment terminates for any reason other than a nonqualifying termination, Mr. Meyer's executive severance agreement provides that the termination date used for determining the SERP target amount will be determined by adding three years to Mr. Meyer's actual date of termination.

          The executive severance agreements further provide that upon a change in control, all unvested stock options will vest and all restrictions on ownership of stock previously issued to the officer will lapse. Each agreement also provides "gross up" payments if the payments under the agreement cause excise taxes under the Internal Revenue Code to be payable by the officer. With some exceptions, Spartan Stores also will maintain in full force and effect for the benefit of the officer and his or her spouse and covered dependents all employee benefit plans, programs and arrangements that the officer and his or her spouse and covered dependents were entitled to participate in immediately before the date of termination until the earlier of the end of the termination period or, as to any particular benefit, the date upon which the officer receives a substantially equal benefit from a new employer. The agreements also provide for automobile privileges and outplacement services.

          The term "change in control" is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of Spartan Stores, (2) the majority of the board being comprised of persons other than the current members of the board or their successors whose nominations were approved by at least two-thirds of the board or (3) the approval by the shareholders of certain mergers, reorganizations, plans of dissolution or sales of substantially all of Spartan Stores' assets.

Pension Plan

          Effective as of April 1, 1998, the benefit formula of Spartan Stores' Pension Plan was redesigned to utilize a cash balance approach. Under the cash balance formula, principal credits are added annually to a participant's "account." There are two types of principal credits: basic credits and transition credits. The basic credit equals a percentage of the participant's compensation based upon a participant's years of vested service at the beginning of each calendar year in accordance with the following table:

Years of Vested Service as of January 1	Percentage of Participant's Compensation

0 - 5	4%
6 - 10	5
11 - 15	6
16 - 20	7
21 - 25	8
26 or more	9

          In addition to the basic credit, a participant may be eligible to receive a transition credit equal to a percentage of the participant's compensation based upon the participant's age on the first day of the calendar year as follows:

Participant's Age as of January 1	Percentage of Participant's Compensation

Under 35	0%
35 - 39	2
40 - 44	4
45 - 49	6
50 - 54	8
55 and over	10

          Transition credits are available for the 1998 through 2007 calendar years. However, if a participant had fewer than ten years of benefit service as of December 31, 1997, the participant is eligible for transition credits only for the number of calendar years equal to the participant's complete years of benefit service as of December 31, 1997.

          Effective as of January 1, 2002, a new benefit formula was added for eligible management/administration employees of Spartan Stores, Inc., United Wholesale Grocery Company and Family Fare, LLC who are hired on or after January 1, 2002, for newly eligible retail management employees of Family Fare, LLC and newly eligible management/ administration and retail management employees of Prevo's Family Markets, Inc., PFM Management, LLC, L&L/Jiroch Distributing Company, Seaway Food Town, Inc., Buckeye Discount, Inc., Gruber's Food Town, Inc., The Pharm of Michigan, Inc. and Tracy & Avery Food Town, Inc. For this group of participants, the basic credit (which equals a percentage of the participant's compensation based upon the participant's years of vested service at the beginning of each calendar year) is determined in accordance with the following table:

Years of Vested Service as of January 1	Percentage of Participant's Compensation

0-5	2.5%
6-15	3
16-25	4
25 or more	5

          In addition to the principal credits, interest credits are also added annually to a participant's "account" based upon the participant's account balance as of the last day of the immediately preceding calendar year. The interest rate used for this purpose is the average of 30-year Treasury constant maturities yields over the twelve months ending in November of the prior calendar year.

          Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which can be distributed either in a monthly annuity or in a lump sum. If distributed in a lump sum, the participant's benefit generally will be equal to the participant's account balance. For persons who were participants before April 1, 1998, the Pension Plan provides that the retirement benefit will not be less than the benefit accrued as of March 31, 1998.

          Spartan Stores also maintains the SERP, which provides nonqualified deferred compensation benefits to Spartan Stores' officers. The purpose of the SERP is to provide officers with the benefits which they are otherwise denied under the Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the "statutory limits." Accordingly, each officer's benefit under the SERP is equal to the officer's benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits. However, Mr. Meyer's SERP benefit is expressed as a target amount which is equal to the benefit that would have accrued but for the operation of statutory limits under the Pension Plan's formula that was in effect before April 1, 1998, minus his actual accrued benefit under the Pension Plan.

          Benefits under the SERP are paid from Spartan Stores' general assets. There is no separate trust that has been established to fund benefits. As of March 30, 2002, the estimated total benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age (age 65) for Messrs. Meyer, Staples, Sommavilla, Couch and Eriks are expected to be approximately $6,520,000, $1,740,000, $2,000,000, $1,100,000 and $570,000, respectively.

Compensation Committee Interlocks and Insider Participation

          The current members of the compensation committee are Dr. Floyd and Messrs. Levine, Josefowicz and Stevens. In addition, Ms. Nickels and Mr. Iott served as members of the compensation committee during fiscal 2002. In connection with the August 2000 merger with Seaway Food Town, Spartan Stores and Mr. Iott entered into a one-year consulting agreement that called for total payments to Mr. Iott of approximately $113,500. This consulting agreement expired on August 2, 2001. In addition, Mr. Iott's father, Wallace D. Iott, the former Chairman of the Board of Seaway Food Town, entered into a one-year consulting agreement with Spartan Stores that called for total payments to Wallace Iott of approximately $150,000. This consulting agreement also expired on August 2, 2001. See "Certain Relationships and Related Transactions" below for additional information regarding Richard Iott.

Certain Relationships and Related Transactions

          Mr. DeYonker, a director of Spartan Stores, is a partner with the law firm of Warner Norcross & Judd LLP. During the past fiscal year and the current fiscal year, Spartan Stores has retained and anticipates it will retain Warner Norcross & Judd LLP for certain legal services.

          Mr. Levine, a director of Spartan Stores, is Of Counsel to the law firm of Spengler Nathanson P.L.L. During the past fiscal year and the current fiscal year, Seaway Food Town has retained and anticipates it will retain Spengler Nathanson P.L.L. for certain legal services.

          Mr. Iott, a director of Spartan Stores, is the president of a family owned partnership that is the landlord at two of our stores and our floral distribution center in Toledo. We pay this partnership an aggregate of $41,679 per month in rents for these locations.

          Mr. VanGilder, a director of Spartan Stores, has ownership interests in retail grocery businesses that purchase groceries, perishables, general merchandise and other products and services from Spartan Stores on an ongoing basis. To the extent that Spartan Stores engages in transactions and offers services that benefit its grocery distribution customers, the businesses in which Mr. VanGilder has ownership interest may benefit. Consequently, Mr. VanGilder may have a conflict of interest between the best interests of Spartan Stores and the businesses in which he has an ownership interest. Mr. VanGilder has determined that he will step down as a director effective at the close of Spartan Stores' 2002 annual meeting of shareholders.

          For any transaction in which a director has an interest, Spartan Stores' general policy and practice that is the director may proceed with the transaction only if the material facts of the transaction and the director's interest in the transaction have been disclosed to the board, the board determines that the transaction is fair to Spartan Stores and the transaction is approved by the affirmative vote of a majority of the board members who have no interest in the transaction. Each such transaction is made on terms no less favorable to Spartan Stores than those offered generally to customers that are not affiliated with any director.

Compensation Committee Report on Executive Compensation

          The compensation committee of the board of directors is comprised solely of directors who are not associates (employees) of Spartan Stores. The compensation committee provides assistance to the board of directors in fulfilling the board's responsibility to shareholders and the investment community relating to Spartan Stores' compensation and benefit programs and policies. Included among these responsibilities is establishing Spartan Stores' compensation philosophy and administering the compensation programs for Spartan Stores' officers and other key associates. In doing so, the compensation committee's responsibility is to ensure that Spartan Stores' compensation programs are competitive and closely related to both individual and corporate performance. The compensation committee periodically engages independent compensation consultants to assist in this process.

Compensation Philosophy

          Spartan Stores' executive compensation program is designed to:

•	allow Spartan Stores to attract, retain and motivate key executives who are critical for current and long-term success;

•	support Spartan Stores' long-range business strategy;

•	establish a clear linkage between individual performance objectives and corporate or business unit financial performance objectives; and

•	align executive compensation with shareholder interests by linking long-term incentives to increasing shareholder value.

          In order to maintain a competitive total compensation program, Spartan Stores compares itself with a similar-sized peer group in the wholesale/retail grocery business. In some cases, Spartan Stores analyzes competitive practices in general industries for those positions that may be occupied by officers recruited from non-wholesale/retail businesses.

Components of Executive Compensation

          Spartan Stores' executive compensation program is comprised of three components: base pay, annual incentives and long-term incentives.

          Base Pay

          The base pay of officers is based on three factors:

•	market competitiveness;

•	individual performance and organizational contribution; and

•	level of experience.

          The compensation committee, in conjunction with the executive committee, recommends to the board of directors the compensation of Spartan Stores' Chief Executive Officer. The Chief Executive Officer, who is currently a board member, does not participate in the board's deliberations concerning his compensation. With input from the Chief Executive Officer, the compensation committee approves the annual incentives, stock options and other benefits of other corporate officers.

          Annual Incentives

          Spartan Stores' Annual Incentive Plan provides annual incentive compensation for participants who are in a position to make substantial contributions toward achievement of goals established pursuant to the plan. The objectives of the Annual Incentive Plan are to:

•	motivate participants to achieve Spartan Stores' annual financial and business objectives;

•	allow participants to share appropriately in Spartan Stores' financial success;

•	provide a competitive incentive compensation opportunity;

•	create a linkage between participant contribution and Spartan Stores' business and financial objectives; and

•	assist in the attraction, retention and motivation of associates.

          For fiscal 2002, the annual incentive opportunity had two components: (1) attaining pre-determined corporate and business unit financial goals and (2) achieving specific, measurable operational improvement goals. The percentage of the incentive opportunity allocated to these two components varies depending on the participant's level in the organization. For a participant to receive an incentive payout for either of these components, Spartan Stores must achieve a threshold level of performance for consolidated net earnings. If a threshold level of performance is achieved, participants are eligible to receive a specified percentage of their annual base salary as an incentive payout under the Annual Incentive Plan. In fiscal 2002, Spartan Stores did not achieve its threshold level of performance for consolidated net earnings; therefore, no incentive payouts were made.

          As discussed below, Spartan Stores has terminated its Long-Term Incentive Plan and will replace it with an "economic margin" approach effective in fiscal 2004, which will be administered through the Annual Incentive Plan.

          Long-Term Incentives

          Spartan Stores' long-term incentives are designed to align executive compensation with shareholder interests, encourage stock ownership by officers and reward superior long-term financial performance. These objectives are implemented through Spartan Stores' Long-Term Incentive Plan and its 2001 Stock Incentive Plan.

          Long-Term Incentive Plan. As discussed earlier in this proxy statement (see "Long-Term Incentive Awards" on page 13), Spartan Stores' Long-Term Incentive Plan provided that stock awards may be made to participants based on company performance during rolling three-year performance periods.

          Spartan Stores terminated the Long-Term Incentive Plan with respect to the performance period beginning fiscal 2002 and ending fiscal 2004, as well as all subsequent performance periods. However, participants in the plan will remain eligible to receive compensation based on prior performance periods, although no stock awards have been made under the Long-Term Incentive Plan to date.

          In place of the Long-Term Incentive Plan, Spartan Stores has determined to take an "economic margin" approach to long-term compensation of officers. This strategy will be implemented and administered through the Annual Incentive Plan beginning in fiscal 2003. "Economic margin" measures the economic profit of the business, including a capital charge for all capital invested in the business. This internal measure of financial performance is correlated to the creation of shareholder value. We believe that the "economic margin" approach motivates managers to act like "owners" and creates a strong incentive that benefits both participants and shareholders.

          Stock Options. Stock options are intended to align officers' and other key associates' interests with shareholders by giving them the opportunity to purchase shares of common stock. Stock options become valuable only if the stock price appreciates after the award. Currently, all of Spartan Stores' officers have received stock option grants. Options granted to officers after August 2000 but before January 2001 vest in three equal yearly installments. Options awarded to officers after January 2001 vest in four equal yearly installments. In other words, for those options granted after January 2001, one-fourth of an option will first become exercisable on the first anniversary of the grant, the second one-fourth of an option will become exercisable on the second anniversary of the grant, the third one-fourth of an option will become exercisable on the third anniversary of the grant and the final one-fourth of an option will become exercisable on the fourth anniversary of the grant. Options granted prior to August 2000 were fully exercisable at the time of the grant. Each stock option expires ten years after the grant date.

Stock Ownership Requirements

          Stock ownership guidelines for corporate officers have been established so that officers face the same downside risk--and upside potential--that shareholders experience. Corporate officers are expected to show significant progress toward reaching the following goals:

Position	Stock Ownership Level

Chief Executive Officer	3 times base salary
Executive Vice Presidents	2 times base salary
Vice Presidents	1 times base salary

          Corporate officers are required to meet the required stock ownership levels four years from their appointment as an officer. Shares that are subject to stock options are not counted for purposes of determining stock ownership.

Compensation of the Chief Executive Officer

          The compensation committee recommends to the board the compensation level of the Chief Executive Officer. Based on market competitiveness, individual performance and organizational contribution, Mr. Meyer's base pay was increased to $600,080 from $549,900 on April 1, 2001. He did not receive a bonus with respect to fiscal 2002.

          During fiscal 2002, Mr. Meyer also received options to purchase 100,000 shares of Spartan Stores common stock. As described above, these options will become exercisable in four yearly increments. See "Employment Agreements and Change in Control Arrangements" on page 14 for a discussion of Mr. Meyer's employment agreement.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. No officer's total compensation for fiscal 2002 exceeded the limitations on deductibility under Section 162(m). It is Spartan Stores' policy to qualify as much of the compensation paid to its officers as possible for deductibility under Section 162(m). However, under appropriate circumstances, Spartan Stores may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of Spartan Stores and its shareholders for such compensation to be paid. Spartan Stores will continue to assess the impact of Section 162(m) and take action to assure that appropriate levels of deductibility are maintained.

Board Approval

          All recommendations of the compensation committee relating to fiscal 2002 compensation were unanimously approved by the board of directors without modification, with Mr. Meyer abstaining from voting on his compensation.

Respectfully submitted,

Elson S. Floyd, Ph.D., Chairperson
Gregory Josefowicz
Joel A. Levine
Kenneth T. Stevens

Audit Committee Report

          The audit committee reviews and supervises Spartan Stores' procedures for recording and reporting the financial results of its operations on behalf of the board of directors. Spartan Stores' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the audit committee has reviewed Spartan Stores' audited financial statements for the year ended March 30, 2002 and has discussed those financial statements with Spartan Stores' management.

          The audit committee has also discussed with Spartan Stores' independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the judgments of the independent auditors concerning the quality of Spartan Stores' accounting practices and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. In addition, the audit committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board and has discussed their independence from Spartan Stores and Spartan Stores' management with them, including a consideration of the compatibility of non-audit services with their independence.

          After and in reliance upon the reviews and discussions described above, the audit committee recommended to Spartan Stores' board of directors that the audited financial statements for the year ended March 30, 2002 be included in Spartan Stores' Annual Report on Form 10-K for the year ended March 30, 2002.

Respectfully submitted,

Elizabeth A. Nickels, Chairperson
Elson S. Floyd, Ph.D.
Russell H. VanGilder, Jr.
Joel A. Levine

Stock Price Performance Graph

          The following graph compares the cumulative total shareholder return on Spartan Stores common stock to (1) the Standard and Poor's (S&P) 500 index and (2) a peer group index, over a period beginning on the date that Spartan Stores common stock began trading on the Nasdaq Stock Market National Market System (which was August 2, 2000) and ending on March 30, 2002.

          The peer group index is comprised of the following companies: (1) Fleming Companies, Inc.; (2) Marsh Supermarkets, Inc; (3) Nash-Finch Company; (4) Fresh Brands, Inc. (formerly known as Schultz Sav-O Stores, Inc.) and (5) SUPERVALU Inc.

          Cumulative total shareholder return is measured by the sum of (1) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (2) the difference between the share price at the end and the beginning of the measurement period, divided by the share price at the beginning of the measurement period.

COMPARISON OF CUMULATIVE TOTAL
SHAREHOLDER RETURN

The dollar values for total shareholder return plotted in the graph above are shown in the table below:

Date	Spartan Stores	S&P 500	Peer Group

August 2, 2000	$ 100.00	$ 100.00	$ 100.00
March 31, 2001	82.42	81.74	101.56
March 30, 2002	63.57	81.94	158.81

Independent Auditors

General

          Spartan Stores has appointed Deloitte & Touche LLP as its independent auditors for fiscal 2003. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Deloitte & Touche's Fees

          Audit Fees. Deloitte & Touche billed Spartan Stores a total of $326,000 for its professional services rendered in connection with the audit of Spartan Stores' fiscal 2002 annual financial statements and for reviews of the quarterly financial statements included in Spartan Stores' Forms 10-Q for the quarters ended June 23, 2001, September 15, 2001 and January 5, 2002.

          Financial Information Systems Design and Implementation Fees. During fiscal 2002, Deloitte & Touche did not bill Spartan Stores for financial information systems design and implementation services.

          All Other Fees. Deloitte & Touche billed Spartan Stores $1,485,000 during fiscal 2002 for tax planning, employee benefit plan audits and other services not described above, including $128,000 in audit-related fees.

          The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence. See "Audit Committee Report."

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Stores' directors and officers and persons who beneficially own more than 10% of the outstanding shares of Spartan Stores common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Spartan Stores with copies of all Section 16(a) reports they file with the SEC. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2002, we believe that our directors and officers complied with all applicable filing requirements during fiscal 2002, except for the following. Thomas Van Hall was late in filing a Form 4 with respect to August 2001. This Form 4 reported two acquisitions of Spartan Stores stock. Also, Robert Smith was late in filing a Form 3 after his appointment as an officer of Spartan Stores in January 2002.

Shareholder Proposals

          To be considered timely, shareholder proposals intended to be presented at the 2003 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by us not later than March 10, 2003. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8. All shareholder proposals must comply with the notice provisions set forth in Spartan Stores' restated bylaws. You should address all shareholder proposals to the attention of our Corporate Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and associates of Spartan Stores and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

          In addition, we have engaged Georgeson Shareholder Communications Inc., at an estimated cost of $4,500 plus expenses and disbursements, to assist us in the solicitation of proxies.

By Order of the Board of Directors

Alex J. DeYonker
Secretary

Grand Rapids, Michigan
July 8, 2002

PROXY	PROXY

SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518

This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned shareholder hereby appoints James B. Meyer and Alex J. DeYonker, and each of them, each with full power of substitution, proxies to represent the shareholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Spartan Stores, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held on Wednesday, August 7, 2002, at the Holiday Inn Crown Plaza Grand Rapids, 5700 28th Street, S.E., Grand Rapids, Michigan 49546, beginning at 10:00 a.m., local time, and any adjournment of that meeting.

          If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Thank you in advance for your participation in our 2002 Annual Meeting.

(Continued and to be signed on reverse side.)

SPARTAN STORES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.      [  ]
Your Board of Directors Recommends that You Vote FOR ALL NOMINEES
1. ELECTION OF DIRECTORS:		For All	Withhold All	For All Except
Nominees:	Elizabeth A. Nickels Kenneth T. Stevens James F. Wright	[ ]	[ ]	[ ]

(INSTRUCTION: To withhold authority to vote for any
nominee, strike through that nominee's name in the
list above.)
Dated:

Signature of Shareholder(s)

IMPORTANT - Please sign exactly as your name(s) appears on this
Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

I plan to attend the annual meeting: __________Yes __________No

•          FOLD AND DETACH HERE          •

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE PAID ENVELOPE.